SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Coupa Software Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

22266L 106

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons El Dorado Ventures VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,185,993 Shares (2)

	6.	Shared Voting Power 0 Shares

	7.	Sole Dispositive Power 5,185,993 Shares (2)

	8.	Shared Dispositive Power 0 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,185,993 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 11.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Shares directly held by EDV.  Thomas H. Peterson, M. Scott Irwin and Charles Beeler are managing members of EDVP, the general partner of EDV.  Each of Thomas H. Peterson, M. Scott Irwin, Charles Beeler and  EDVP may be deemed to share voting and dispositive power over the shares held by EDV.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons El Dorado Technology ‘05, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 161,898 Shares (2)

	6.	Shared Voting Power 0 Shares

	7.	Sole Dispositive Power 161,898 Shares (2)

	8.	Shared Dispositive Power 0 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 161,898 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Shares directly held by EDT.  Thomas H. Peterson, M. Scott Irwin and Charles Beeler are managing members of EDVP, the general partner of EDT.  Each of Thomas H. Peterson, M. Scott Irwin, Charles Beeler and  EDVP may be deemed to share voting and dispositive power over the shares held by EDT.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons El Dorado Venture Partners VII, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 5,347,891 Shares (2)

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 5,347,891 Shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,347,891 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 10.7% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 5,185,993 shares of Common Stock held by EDV and 161,898 shares of Common Stock held by EDT.  Thomas H. Peterson, M. Scott Irwin and  Charles Beeler are managing members of EDVP, the general partner of EDV and EDT.  Each of Thomas H. Peterson, M. Scott Irwin, Charles Beeler and  EDVP may be deemed to share voting and dispositive power over the shares held by EDV and EDT.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons Rally Ventures Fund I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 231,533 Shares (2)

	6.	Shared Voting Power 0 Shares

	7.	Sole Dispositive Power 231,533 Shares (2)

	8.	Shared Dispositive Power 0 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 231,533 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.5% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Shares directly held by RVF.  Charles Beeler and Jeffrey Hinck are managing members of RVGP, the general partner of RVF.  Each of Charles Beeler, Jeffrey Hinck and RVGP may be deemed to share voting and dispositive power over the shares held by RVF.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons Rally Technology Partners Fund I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 70,122 Shares (2)

	6.	Shared Voting Power 0 Shares

	7.	Sole Dispositive Power 70,122 Shares (2)

	8.	Shared Dispositive Power 0 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70,122 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.2% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Shares directly held by RTF.  Charles Beeler and Jeffrey Hinck are managing members of RVGP, the general partner of RTF.  Each of Charles Beeler, Jeffrey Hinck and RVGP may be deemed to share voting and dispositive power over the shares held by RTF.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons Rally Ventures GP I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 301,655 Shares (2)

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 301,655 Shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 301,655 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.6% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 231,533 shares of Common Stock held by RVF and 70,122 shares of Common Stock held by RTF.  Charles Beeler and Jeffrey Hinck are managing members of RVGP, the general partner of RVF and RTF.  Each of Charles Beeler, Jeffrey Hinck and RVGP may be deemed to share voting and dispositive power over the shares held by RVF and RTF.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons Thomas H. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 5,347,891 Shares (2)

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 5,347,891 Shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,347,891 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 10.7% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 5,185,993 shares of Common Stock held by EDV and 161,898 shares of Common Stock held by EDT.  Thomas H. Peterson, M. Scott Irwin and  Charles Beeler are managing members of EDVP, the general partner of EDV and EDT.  Each of Thomas H. Peterson, M. Scott Irwin, Charles Beeler and  EDVP may be deemed to share voting and dispositive power over the shares held by EDV and EDT.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons M. Scott Irwin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,500 Shares (2)

	6.	Shared Voting Power 5,347,891 Shares (3)

	7.	Sole Dispositive Power 1,500 Shares (2)

	8.	Shared Dispositive Power 5,347,891 Shares (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,349,391 Shares (2) (3)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 10.7% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 1,000 shares of Common Stock held by RVP DBP II for the benefit of M. Scott Irwin, and 500 shares of Common Stock held by M. Scott Irwin.

(3)   Includes 5,185,993 shares of Common Stock held by EDV and 161,898 shares of Common Stock held by EDT.  Thomas H. Peterson, M. Scott Irwin and  Charles Beeler are managing members of EDVP, the general partner of EDV and EDT.  Each of Thomas H. Peterson, M. Scott Irwin, Charles Beeler and  EDVP may be deemed to share voting and dispositive power over the shares held by EDV and EDT.

(4)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons Charles Beeler

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 5,649,546 Shares (2)

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 5,649,546 Shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,649,546 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 11.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 5,185,993 shares of Common Stock held by EDV, 161,898 shares of Common Stock held by EDT, 231,533 shares of Common Stock held by RVF and 70,122 shares of Common Stock held by RTF.  Thomas H. Peterson, M. Scott Irwin and  Charles Beeler are managing members of EDVP, the general partner of EDV and EDT.  Each of Thomas H. Peterson, M. Scott Irwin, Charles Beeler and  EDVP may be deemed to share voting and dispositive power over the shares held by EDV and EDT.  Charles Beeler and Jeffrey Hinck are managing members of RVGP, the general partner of RVF and RTF.  Each of Charles Beeler, Jeffrey Hinck and RVGP may be deemed to share voting and dispositive power over the shares held by RVF and RTF.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

1.	Names of Reporting Persons Jeffrey Hinck

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 301,655 Shares (2)

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 301,655 Shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 301,655 Shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row 9 0.6% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)   This Schedule 13G is filed by EL Dorado Ventures VII, L.P. (“EDV”), El Dorado Technology ‘05, L.P. (“EDT”), El Dorado Venture Partners VII, LLC (“EDVP”), Rally Ventures Fund I, L.P. (“RVF”), Rally Technology Partners Fund I, L.P. (“RTF”), Rally Ventures GP I, LLC (“RVGP”), Thomas H. Peterson, M. Scott Irwin, Jeffrey Hinck and Charles Beeler (collectively, the “Fund Entities”).  The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 231,533 shares of Common Stock held by RVF and 70,122 shares of Common Stock held by RTF.  Charles Beeler and Jeffrey Hinck are managing members of RVGP, the general partner of RVF and RTF.  Each of Charles Beeler, Jeffrey Hinck and RVGP may be deemed to share voting and dispositive power over the shares held by RVF and RTF.

(3)   This percentage is calculated based on 49,981,986 shares of the Issuer’s stock outstanding (as of December 7, 2016), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 9, 2016.

Introductory Note:  This Statement on Schedule 13G is filed on behalf of EL Dorado Ventures VII, L.P. (“EDV”), a limited partnership organized under the laws of the State of Delaware; El Dorado Technology ’05, L.P. (“EDT”), a limited partnership organized under the laws of the State of Delaware; El Dorado Venture Partners VII, LLC (“EDVP”), a limited liability company organized under the laws of the State of Delaware and the General Partner of EDV and EDT; Rally Ventures Fund I, L.P. (“RVF”), a limited partnership organized under the laws of the State of Delaware, Rally Technology Partners Fund I, L.P., a limited partnership organized under the laws of the State of Delaware, Rally Ventures GP I, LLC (“RVGP”), a limited liability company organized under the laws of the State of Delaware and the General Partner of RVF and RTF, Thomas H. Peterson, a managing member of EDVP; M. Scott Irwin, a managing member of EDVP; Charles Beeler, a managing member of EDVP and RVGP; and Jeffrey Hinck, a managing member of RVGP; in respect of shares of Common Stock of Coupa Software Incorporated

Item 1(a).	Name of Issuer: Coupa Software Incorporated
Item 1(b).	Address of Issuer’s Principal Executive Offices: 1855 S. Grant Street, San Mateo, CA 94402

Item 2(a).

Name of Person Filing:
EL Dorado Ventures VII, L.P.

El Dorado Technology ‘05, L.P.

El Dorado Venture Partners VII, LLC

Rally Ventures Fund I, L.P.

Rally Technology Partners Fund I, L.P.

Rally Ventures GP I, LLC

Thomas H. Peterson

M. Scott Irwin

Charles Beeler

Jeffrey Hinck

Item 2(b).	Address of Principal Business Office or, if none, Residence: 702 Oak Grove Avenue, Menlo Park, CA 94025
Item 2(c).	Citizenship: All entities were organized in Delaware. The individuals are all United States citizens.
Item 2(d).	Title of Class of Securities: Common Stock
Item 2(e).	CUSIP Number: 22266L 106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership

Fund Entities	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class

EL Dorado Ventures VII, L.P.	5,185,993	0	5,185,993	0	5,185,993	5,185,993	11.3%

El Dorado Technology ‘05, L.P.	161,898	0	161,898	0	161,898	161,898	0.3%

El Dorado Venture Partners VII, LLC	0	0	5,347,891	0	5,347,891	5,347,891	10.7%

Rally Ventures Fund I, L.P.	231,533	0	231,533	0	231,533	231,533	0.5%

Rally Technology Partners Fund I, L.P.	70,122	0	70,122	0	70,122	70,122	0.2%

Rally Ventures GP I, LLC	0	0	301,655	0	301,655	301,655	0.6%

Thomas H. Peterson	0	0	5,347,891	0	5,347,891	5,347,891	10.7%

M. Scott Irwin	1,500	1,500	5,347,891	1,500	5,347,891	5,349,391	10.7%

Charles Beeler	0	0	5,649,546	0	5,649,546	5,649,546	11.3%

Jeffrey Hinck	0	0	301,655	0	301,655	301,655	0.6%

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☐

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of a Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2017

EL DORADO VENTURES VII, L.P.		RALLY VENTURES FUND I, L.P.

By:	El Dorado Venture Partners VII, LLC,	By:	Rally Ventures GP I, LLC
	its General Partner		its General Partner

By:	/s/ Charles Beeler	By:	/s/ Charles Beeler
	Name: Charles Beeler		Name: Charles Beeler
	Title: Managing Member		Title: Managing Member

EL DORADO TECHNOLOGY ’05, L.P.		RALLY TECHNOLOGY PARTNERS FUND I, L.P.

By:	El Dorado Venture Partners VII, LLC,	By:	Rally Ventures GP I, LLC
	its General Partner		its General Partner

By:	/s/ Charles Beeler	By:	/s/ Charles Beeler
	Name: Charles Beeler		Name: Charles Beeler
	Title: Managing Member		Title: Managing Member

EL DORADO VENTURE PARTNERS VII, LLC		RALLY VENTURES GP I, LLC

By:	/s/ Charles Beeler	By:	/s/ Charles Beeler
	Name: Charles Beeler		Name: Charles Beeler
	Title: Managing Member		Title: Managing Member

/s/ M. Scott Irwin		/s/ Thomas H. Peterson
	M. Scott Irwin		Thomas H. Peterson

/s/ Charles Beeler		/s/ Jeffrey Hinck
	Charles Beeler		Jeffrey Hinck

EXHIBITS

A:            Joint Filing Agreement